EXHIBIT 99


PDL, INC. AND ASSOCIATES,
LIMITED COPARTNERSHIP


Financial Statements for the
Years Ended December 31, 2003, 2002 and 2001 and Independent Auditors' Report

INDEPENDENT AUDITORS' REPORT

PDL, Inc. and Associates,
Limited Copartnership

We have audited the accompanying balance sheets of PDL, Inc. and Associates, Limited Copartnership (the "Partnership") as of December 31, 2003 and 2002, and the related statements of operations and partners' deficiency and of cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Partnership at December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP

Stamford, Connecticut

March 23, 2004

PDL, INC. AND ASSOCIATES, LIMITED COPARTNERSHIP

BALANCE SHEETS
DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------



ASSETS                                                                      2003                2002

CASH AND CASH EQUIVALENTS                                              $  1,097,648        $  1,216,333

ACCOUNTS RECEIVABLE - Net of valuation allowance of $61,429                  55,638              71,155
  in 2003 and $77,930 in 2002

PROPERTY - Net of accumulated depreciation of $3,619,297 in 2003          4,295,672           4,471,850
  and $3,308,503 in 2002

CASH IN ESCROW                                                              621,367             575,998

PREPAID EXPENSES                                                            122,627             228,207

DEFERRED MORTGAGE COSTS - Net of accumulated
  amortization of $211,263                                                  226,295             270,954
                                                                       ------------        ------------

TOTAL                                                                  $  6,419,247        $  6,834,497
                                                                       ============        ============


LIABILITIES AND PARTNERS' DEFICIENCY

ACCOUNTS PAYABLE                                                       $    115,367        $    122,135

ACCRUED EXPENSES                                                            322,260             370,986

OTHER LIABILITIES                                                           314,039             297,225

MORTGAGE PAYABLE                                                         16,531,798          16,737,569
                                                                       ------------        ------------

           Total liabilities                                             17,283,464          17,527,915
                                                                       ------------        ------------

GENERAL PARTNER'S DEFICIENCY                                               (108,642)           (106,934)

LIMITED PARTNERS' DEFICIENCY                                            (10,755,575)        (10,586,484)
                                                                       ------------        ------------

Total partners' deficiency                                              (10,864,217)        (10,693,418)
                                                                       ------------        ------------

TOTAL                                                                  $  6,419,247        $  6,834,497
                                                                       ============        ============

See notes to financial statements.

PDL, INC. AND ASSOCIATES, LIMITED COPARTNERSHIP

STATEMENTS OF OPERATIONS AND PARTNERS' DEFICIENCY
YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
--------------------------------------------------------------------------------

                                                       2003                2002               2001
INCOME:
  Rent                                             $  4,637,093        $  4,304,830        $  4,192,844
  Other                                                  79,420              96,783              80,254
                                                   ------------        ------------        ------------

            Total income                              4,716,513           4,401,613           4,273,098
                                                   ------------        ------------        ------------
EXPENSES:
  Interest                                            1,244,476           1,259,676           1,273,260
  Utilities                                             603,340             551,205             550,754
  Repairs and maintenance                               313,406             318,069             293,531
  Depreciation                                          310,794             310,924             313,406
  Real estate taxes, other taxes and fees               277,551             263,562             262,926
  Insurance                                             224,777             196,925             128,226
  Management fees                                       154,506             130,687             126,326
  Security services                                      72,212              72,270              72,270
  Rental expenses, including commissions                 72,055              80,787              76,652
  Salaries and wages                                     70,472              71,783              68,864
  Amortization of mortgage costs                         44,658              42,024              39,535
  Provision for bad debts--net of recoveries             24,418              16,752              (5,789)
  Parking                                                23,040              23,040              21,960
  Professional services                                  23,005              17,475              21,702
  Other                                                  38,602              36,927              33,117
                                                   ------------        ------------        ------------

            Total expenses                            3,497,312           3,392,106           3,276,740
                                                   ------------        ------------        ------------

NET INCOME                                            1,219,201           1,009,507             996,358

PARTNERS' DEFICIENCY--Beginning of year             (10,693,418)        (10,732,925)        (10,865,283)

DISTRIBUTIONS                                        (1,390,000)           (970,000)           (864,000)
                                                   ------------        ------------        ------------

PARTNERS' DEFICIENCY--End of year                  $(10,864,217)       $(10,693,418)       $(10,732,925)
                                                   ============        ============        ============


See notes to financial statements.

PDL, INC. AND ASSOCIATES, LIMITED COPARTNERSHIP

STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
--------------------------------------------------------------------------------


                                                                     2003               2002               2001
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                     $ 1,219,201        $ 1,009,507        $   996,358
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization                                    355,452            352,948            352,941
    Provision for bad debts                                           24,418             16,752             (5,789)
    Changes in assets and liabilities:
      Increase in notes and accounts receivable                       (8,901)           (25,133)            (7,066)
      Decrease (increase) in prepaid expenses                        105,581           (125,613)            31,827
      Increase in cash in escrow                                     (45,369)           (26,711)           (87,335)
      (Decrease) increase in accounts payable                         (6,768)             3,166            (20,757)
      (Decrease) increase in accrued expenses                        (48,726)             6,869             44,456
      Increase (decrease) in other liabilities                        16,814            (10,575)           (13,772)
                                                                 -----------        -----------        -----------

        Net cash provided by operating activities                  1,611,702          1,201,210          1,290,863
                                                                 -----------        -----------        -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Building additions and improvements                               (134,616)          (125,008)           (86,985)
                                                                 -----------        -----------        -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Mortgage principal payments                                       (205,771)          (190,981)          (177,254)
  Distributions to partners                                       (1,390,000)          (970,000)          (864,000)
                                                                 -----------        -----------        -----------

        Net cash used in financing activities                     (1,595,771)        (1,160,981)        (1,041,254)
                                                                 -----------        -----------        -----------

NET (DECREASE) INCREASE IN CASH
  AND CASH EQUIVALENTS                                              (118,685)           (84,779)           162,624

CASH AND CASH EQUIVALENTS - Beginning of year                      1,216,333          1,301,112          1,138,488
                                                                 -----------        -----------        -----------

CASH AND CASH EQUIVALENTS - End of year                          $ 1,097,648        $ 1,216,333        $ 1,301,112
                                                                 ===========        ===========        ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:

CASH PAID FOR INTEREST                                           $ 1,245,362        $ 1,260,498        $ 1,274,021
                                                                 ===========        ===========        ===========


See notes to financial statements.

PDL, INC. AND ASSOCIATES, LIMITED COPARTNERSHIP

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
--------------------------------------------------------------------------------


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      GENERAL - PDL, Inc. and Associates, Limited Copartnership (the "Partnership") was formed in June of 1990. The general partner is PDL, Inc., a wholly-owned subsidiary of Presidential Realty Corporation. The primary asset of the Partnership is an office building located in Hato Rey, Puerto Rico, known as Home Mortgage Plaza.

      INCOME TAXES - No provision has been made for income taxes because, as a partnership, such taxes are the responsibility of the individual partners.

      PROPERTY - Property, principally a building, is stated at cost less accumulated depreciation. Depreciation is provided on the straight-line method over the estimated useful lives of the assets, generally ten to thirty-one years. Building improvements are capitalized. Repairs and maintenance are charged to operations as incurred.

      The Partnership reviews its investment in its property for possible impairment at least annually, and more frequently if circumstances warrant. Impairment is determined to exist when estimated amounts recoverable through future operations on an undiscounted basis are below the property's carrying value. If the property is determined to be impaired, it would be written down to its estimated fair value. No impairment exists at December 31, 2003 and 2002.

      DEFERRED MORTGAGE COSTS - Deferred mortgage costs are amortized over the term of the mortgage using the interest method.

      USE OF ESTIMATES - The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

      CASH AND CASH EQUIVALENTS - For the purposes of this statement, the Partnership considers liquid investments having an original maturity of three months or less to be cash equivalents.

      CASH IN ESCROW - Cash in escrow is restricted deposits held by the mortgagee for payments of real estate taxes, insurance, leasing commissions and replacements for the property.

      REVENUE RECOGNITION - The Partnership acts as a lessor under operating leases with rental revenue recognized on a straight-line basis over the related lease term.

2.    MORTGAGE PAYABLE

      The building is subject to a mortgage payable dated April 1998 with an original principal balance of $17,500,000. The non-recourse mortgage bears interest at a rate of 7.38% per annum until May 11, 2008, at which time it is the intent of management to repay the outstanding principal balance through a refinancing of the property. However, the maturity date of the mortgage is May 11, 2028 and if the mortgage is not repaid in 2008, the interest rate will be increased by 2% and additional repayments will be required from the surplus cash flows from the operations of the property (after payment of operating expenses) which will be applied to the outstanding principal amount.

      Scheduled principal payments on the mortgage payable are as follows:


      2004                                           $   218,129
      2005                                               238,601
      2006                                               257,079
      2007                                               276,988
      2008 and thereafter                             15,541,001
                                                     -----------

                                                     $16,531,798
                                                     ===========


3.    RELATED PARTY TRANSACTIONS

      Included in the statement of operations and partners' deficiency are $15,000, $15,000 and $12,500 of general partner administrative fees for the years ended December 31, 2003, 2002, and 2001, respectively.

4.    MINIMUM FUTURE RENTAL INCOME

      The Partnership is the lessor for various commercial tenants under noncancelable operating leases.

      The future noncancelable lease payments are as follows:


      2004                                           $ 2,994,549
      2005                                             1,154,408
      2006                                               572,422
      2007                                               314,741
      2008 and thereafter                                129,997
                                                     -----------

                                                     $ 5,166,117
                                                     ===========




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